Exhibit 12




                 United Dominion Realty Trust, Inc.
                 Computation of Ratio of Earnings to Fixed Charges
                      (Dollars in thousands)
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                                           Year Ended                                                               Six Mos. Ended
                                          December 31,                                                                 June 30,
                                1989              1990             1991             1992             1993          1993      1994
Income before
extraordinary item              $ 5,572           $ 4,973          $ 3,604          $ 6,577        $ 11,197        $ 4,839  $ 7,482

Add:
Portion of rents
representative
of the interest factor              37                47              103              126             143             68       78

Interest on indebtedness         9,934             9,435           11,859           11,697           16,938         8,387   10,474

Amortization of debt expense        51                80               59              122             321            158      152

Income as adjusted             $15,594           $14,535          $15,625          $18,522         $28,599        $13,452  $18,186

Add:

Depreciation on real estate      8,762            10,464          $12,845          $15,732         $19,764        $ 9,516  $12,020
Other depreciation and
amortization                       150                93              160              178             275            258      371

Other income                      (755)              (34)

(Gains) losses on investments   (1,433)             (417)             (26)            1,564              89             0      0

Other                                                                                                                         450

Funds from operations
as adjusted                    $22,318           $24,641          $28,604          $35,996         $48,727        $23,226 $31,027


Fixed charges-
Interest on indebtedness       $ 9,934           $ 9,435          $11,859          $11,697         $16,938         $8,387 $10,474



Amortization of debt expense        51                80               59              122             321            158     152
Capitalized interest               717               597              291               73               0              0       0

Portion of rents representative
 of the interest factor             37                47              103              126             143             68      78

Fixed charges                  $10,739           $10,159          $12,312          $12,018         $17,402         $8,613 $10,704

Ratio of earnings to
 fixed charges                    1.45              1.43             1.27             1.54            1.64           1.56    1.70

Ratio of funds from operations
 to fixed charges                 2.08              2.43             2.32             3.00            2.80           2.70    2.90

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